Exhibit 99.1
JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of November 2, 2022, by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13G with respect to common shares, no par value, of Biohaven Ltd, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:  November 2, 2022

Averill Master Fund, Ltd.
By:     /s/ Aaron Cowen
Name:  Aaron Cowen
Title:  Director
Suvretta Capital Management, LLC
By:     /s/ Aaron Cowen
Name:  Aaron Cowen
Title:  Authorized Signatory
/s/ Aaron Cowen
Aaron Cowen